ROPES & GRAY LLP

PRUDENTIAL TOWER

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BOSTON, MA 02199-3600

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Exhibit 5.1

March 13, 2023

Ginkgo Bioworks Holdings, Inc.

27 Drydock Avenue

8th Floor

Boston, MA 02210

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S‑8 (the “Registration Statement”), filed by Ginkgo Bioworks Holdings, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) 148,914,967 shares of the Company’s Class A common stock, $0.0001 par value per share, and 148,914,967 shares of the Company’s Class B common stock, $0.0001 par value per share, issuable pursuant to the Company’s 2021 Incentive Award Plan (the “Incentive Award Plan”) and (ii) 37,228,741 shares of the Company’s Class A common stock, $0.0001 par value per share, and 37,228,741 shares of the Company’s Class B common stock, $0.0001 par value per share, issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan” and together with the Incentive Award Plan, the “Plans”). The shares issuable under the Plans and registered on the Registration Statement are referred to collectively as the “Shares.”

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP